As filed with the Securities and Exchange Commission on July 18, 2006
                                        Registration Statement No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         _____________________________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         _____________________________


                          MONTEREY GOURMET FOODS, INC.
             (Exact name of registrant as specified in its charter)

                         _____________________________


              DELAWARE                                  77-0227341
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)


                               1528 MOFFETT STREET
                                SALINAS, CA 93905
                                 (831) 753-6262
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         _____________________________


                                SCOTT S. WHEELER
                      SECRETARY AND CHIEF FINANCIAL OFFICER
                          MONTEREY GOURMET FOODS, INC.
                               1528 MOFFETT STREET
                                SALINAS, CA 93905
                                 (831) 753-6262
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         _____________________________


                                   Copies to:
                               JOHN W. CARR, ESQ.
                      SHAPIRO BUCHMAN PROVINE & PATTON, LLP
                      1333 N. CALIFORNIA STREET, SUITE 350
                         WALNUT CREEK, CALIFORNIA 94596
                                 (925) 944-9700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================

                                                               PROPOSED          PROPOSED
                                               AMOUNT          MAXIMUM           MAXIMUM
                                                TO BE       OFFERING PRICE      AGGREGATE           AMOUNT OF
TITLE OF SHARES TO BE REGISTERED             REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share          2,474,000       $4.90          $12,122,600         $1,297.12
=================================================================================================================
Common Stock, $.001 par value per share, to be
  issued upon exercise of existing warrants        652,200       $4.90          $ 3,195,780         $  341.95
=================================================================================================================
Total                                            3,126,200                      $15,318,380         $1,639.07
=================================================================================================================


(1) Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of the common stock on the Nasdaq Global Market on July 14, 2006

                         _____________________________

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.


________________________________________________________________________________

                   SUBJECT TO COMPLETION, DATED JULY 18, 2006

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                          MONTEREY GOURMET FOODS, INC.

                        3,126,200 SHARES OF COMMON STOCK

                         _____________________________


         This prospectus relates to the resale of shares of common stock previously issued or to be issued by Monterey Gourmet Foods, Inc. to certain investors in connection with unrelated private placements that closed on January 12 and June 27, 2006. As part of each private placement, we entered into an agreement with the selling stockholders with respect to the registration of the resale of the shares of our common stock (including shares issuable upon exercise of outstanding warrants) that we issued and sold to the selling stockholders.

         We will not receive any proceeds from the sale of the shares.

         The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is traded on the NASDAQ Global Market under the symbol "PSTA." On July 14, 2006, the closing sale price of the common stock on NASDAQ was $4.88 per share. You are urged to obtain current market quotations for the common stock.

                         _____________________________


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         _____________________________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         _____________________________


                  The date of this prospectus is July 18, 2006.

[GRAPHIC OMITTED]

________________________________________________________________________________

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary                                                            4
The Offering                                                                  5
Risk Factors                                                                  5
Special Note Regarding Forward-Looking Information                            9
Use Of Proceeds                                                               9
Selling Stockholders                                                         10
Plan Of Distribution                                                         11
Legal Matters                                                                13
Experts                                                                      13
Where You Can Find More Information                                          13
Incorporation Of Certain Documents By Reference                              13

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

                          MONTEREY GOURMET FOODS, INC.

         We were incorporated in the state of California in 1989 and reincorporated in Delaware in 1996. Our principal executive offices are located at 1528 Moffett Street, Salinas, CA 93950, our telephone number is (831) 753-6262, and our Internet address is www.montereygourmetfoods.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "Monterey," "we," "us," and "our" refer to Monterey Gourmet Foods, Inc. and our subsidiaries.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         We produce and market premium quality refrigerated gourmet foods, including pastas, gnocchi, pasta sauces, prepared entrees, salsas, dips, hummus, polenta, soups, cheeses, spreadable cheeses, and gourmet sausages, emphasizing superior flavors and innovative products. We seek to build brand recognition and customer loyalty through a marketing program that focuses on developing multiple points of sale for our products and increasing consumer awareness of them through in-store sampling and advertising and cooperative advertising with our wholesale customers.

         The U.S. retail market for refrigerated specialty foods is fragmented and growing, with many national, regional and local competitors. We believe we can succeed in this market by offering higher quality, upscale products with superior flavor profiles, and that we can leverage our existing presence in club stores and retail grocery chain stores to gain distribution of our other gourmet food products.

         We sell our products through leading grocery store chains, including Albertson's, King Soopers, Safeway, Fred Meyer, Kroger, Raley's, Trader Joe's, Wegmans, Dominick's, Hannaford Brothers, Shop Rite, Jewel, Publix and QFC, and warehouse club stores including Costco Wholesale, Sam's Club, a division of Wal-Mart, and BJ's. As of December 31, 2005, approximately 10,100 grocery and club stores offered Monterey Gourmet Foods' products.

         The success of our sales efforts will depend largely on four key factors:

     o Whether grocery and club store chains will continue to increase the number of their stores offering our products;

     o Whether we can continue to increase the number of grocery and club store chains offering our products;

     o Whether we continue to introduce new products that meet consumer acceptance; and

     o Whether we can continue to diversify into other complementary businesses and leverage our strengths to continue to grow revenues and profits at levels attractive to our investors.

         Grocery and club store chains continually re-evaluate the products carried in their stores, and we cannot be certain that the chains currently offering our products will continue to do so in the future.


                                  THE OFFERING

------------------------------------------------------------------------------------------------------------
Common stock offered by selling stockholders          3,126,200 shares
------------------------------------------------------------------------------------------------------------
Use of proceeds                                       Monterey Gourmet Foods, Inc. will not receive any
                                                      proceeds from the sale of shares in this offering. For
                                                      more information, see "Use of Proceeds" on page 9.
------------------------------------------------------------------------------------------------------------
NASDAQ Global Market symbol                           PSTA
------------------------------------------------------------------------------------------------------------

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW INCLUDE ALL MATERIAL RISKS THAT WE KNOW OF, BUT THEY MAY NOT BE THE ONLY RISKS FACING OUR COMPANY. ADDITIONAL UNFORESEEABLE RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

         RISKS RELATING TO OUR FUTURE PROFITABILITY, OUR FINANCIAL RESULTS AND NEED FOR FINANCING

         BECAUSE WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN, OUR COMMON STOCK IS A SPECULATIVE INVESTMENT.

         We reported a loss for the years 2004 and 2005 and, at December 31, 2005, had an accumulated deficit of $6,438,000. We cannot assure you that we will generate profits in the short or long term.

         WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS AND OUR EXISTING CREDIT FACILITIES TO PAY OUR EXPECTED NORMAL OPERATING AND CAPITAL EXPENDITURES DURING 2006, AND HAVE OBTAINED EQUITY FINANCING TO GIVE FURTHER ASSURANCE.

         Although we believe that our current cash balances, operations, and bank lines of credit will provide adequate liquidity to meet our planned capital and operating requirements for normal operations and capital expenditures through the 2006 calendar year, we must pay $2.5 million in principal on our outstanding loans in 2006, an amount which is greater than the cash generated from our operations in 2005. This uncertainty over our ability to fund current operations and planned improvements and to make required debt payments was one of the reasons why we sought and obtained outside net equity financing of approximately $11.7 million through the private sale of the shares which are being resold pursuant to this prospectus.

         WE HAVE RECORDED LARGE AMOUNTS OF GOODWILL AND INTANGIBLE ASSETS FROM RECENT ACQUISITIONS MADE TO DIVERSIFY OUR PRODUCT LINES; WE MUST CONTINUE TO FIND IMPROVEMENTS AS WE INTEGRATE ALL OF THESE ACQUIRED BUSINESSES INTO OURS, AND A DECLINE IN REVENUES FROM ONE OF THE ACQUIRED BUSINESSES COULD LEAD TO GOODWILL IMPAIRMENT AND A CHARGE AGAINST EARNINGS.

         Over the last three years, the Company has acquired four new subsidiaries. A major reason for the acquisitions was to diversity our gourmet food product lines. Each acquisition has brought new product lines, management talents and skills, and customers. We are in the process of integrating these acquisitions onto one financial platform, and have no assurance that our acquisition strategy will be profitable in the near or long term. We have identified other synergies, such as selling and distribution opportunities, which we believe will increase sales and reduce costs. However, we cannot guarantee that any of these synergies will be achieved or improve our profitability. In addition, we have recorded net intangible assets of $11.1 million and goodwill of $12.0 million as part of the acquisitions. Some of these intangible assets are amortized over a certain amount of time. If these assets become impaired, the assets will be expensed in the periods they become impaired, with consequent impact on our profitability. In the fourth quarter 2005, sales to the two largest customers of our subsidiary Casual Gourmet declined significantly. Although revenues from these two customers have since increased, we could be forced to make a charge against earnings in order, as required by applicable accounting rules, to record the impairment of the goodwill and or intangible assets that have previously been recorded.

         WE HAVE RECOGNIZED A MATERIAL WEAKNESS IN OUR INTERNAL CONTROLS. IF WE ARE UNABLE TO CORRECT THE MATERIAL WEAKNESS, THE ACCURACY OF OUR FINANCIAL STATEMENTS MAY BE IN QUESTION.

         Our management evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15(b) of the Securities Exchange Act as of December 31, 2005 and March 31, 2006. Based on these evaluations, we concluded that, because of material weaknesses in our internal controls, our disclosure controls and procedures were not fully effective as of December 31, 2005 and March 31, 2006. If this weakness cannot be rectified, our financial statement accuracy may be at risk.

         A material weakness in internal controls is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements would not be prevented or detected on a timely basis by the Company. The material weaknesses which we identified as of December 31, 2005 were as follows:

     o Following the annual audit of our consolidated financial statements for the year ended December 31, 2005, a number of post closing adjustments were identified and recorded. These adjustments were not detected by the Company's system of internal controls and affected several financial statement accounts, including cash, accounts receivable, inventory and accrued liabilities. These deficiencies resulted, we believe, partly due to the workload placed on our existing financial staff to address the increasing requirements of regulatory compliance and additional work created from our most recent acquisitions. The aggregate size of these adjustments indicated a material weakness in our internal controls over financial reporting.

     o In addition, we did not detect an error relating to deferred tax associated with acquisitions in our annual income tax provision. This error arose in part due to the complexities relating to the deferred tax liabilities associated with the acquisitions. This error in the preparation of our income tax provision and related deferred tax assets and liabilities indicated a material weakness in our internal controls over financial reporting.

         We believe that actions we have taken since December 31, 2005, and additional actions to be taken later in 2006, will correct the material weaknesses in internal control over financial reporting. Some of these remediation actions are:

     o As of December 31, 2005, due to medical disability and unanticipated departures of personnel, we employed only two full-time accountants and one part-time accountant. As of March 15, 2006, we had replaced or hired additional qualified accountants to bring our accounting staff to five full-time and one part-time employees. In addition, we have made other personnel changes to better enhance our internal controls.

     o We have increased our training to ensure that all accounting personnel and accounting related personnel are properly trained.

     o We are implementing enhanced control processes over accounting for our subsidiaries.

     o We are enhancing internal reporting from our financial systems, including general ledger reporting and consolidating entries.

     o We have engaged a third party tax specialist to provide quality control and tax expertise outside of the firm that prepares our tax return.

     o We have engaged other specialists to provide support for reporting of technical areas.

         INFLATION HAS SIGNIFICANTLY INCREASED OUR COSTS.

         The increased cost of dairy ingredients had a material impact on our operations during 2005. Freight rate increases related to fuel surcharges have impacted our financial performance as we ship and source raw ingredients from across the country. Medical benefits continued to increase at rates higher than the price index. Energy costs such as fuel oil, electricity and natural gas have significantly increased and we are projecting additional increases during 2006. Increases in labor, employee benefits, freight, ingredients and packaging, rents and other operating expenses have adversely affected our profitability and may continue to impact us in future periods. We cannot predict whether such increases will occur in the future or their magnitude if they do occur. Also, we cannot predict if we can pass these higher costs along to our customers.

              RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

         WE FACE SPECIAL RISKS INHERENT IN THE REFRIGERATED FOOD PRODUCTS INDUSTRY.

         We face all of the risks inherent in the production and distribution of refrigerated food products, including contamination, adulteration, spoilage, and the associated risks of product liability litigation, which may occur even with an isolated event. Although we have modern production facilities, and have obtained USDA approval for them, and employ what we believe are the necessary processes and equipment in order to insure food safety, we cannot assure you that our procedures will be adequate to prevent the occurrence of such events.

         CONSUMER FOOD PREFERENCES OFTEN CHANGE RAPIDLY, AND OUR SUCCESS DEPENDS UPON ANTICIPATING AND RESPONDING TO THEM CORRECTLY.

         Consumer preferences change, sometimes quickly, and the success of our food products depends on our ability to identify the tastes and dietary habits of consumers and offer products that appeal to their preferences. We introduce new products and improved products, and incur development and marketing costs associated with new products. If the products fail to meet consumer preferences, then our strategy to grow sales and profits with new products will be less successful. Recent attention to low carbohydrate diets by certain segments of the U.S. population has affected the consumption of pasta, and pasta sales have declined as a percentage of grocery sales in the U.S. As American consumers seek new ways to reduce their intake of carbohydrates, we have developed products to address these changing preferences. Towards the end of 2004, the low-carbohydrate diet trend decreased and the trend has been towards whole grains and less refined products. We have developed whole wheat pasta products that meet this new trend. However, we cannot assure you that these new products will meet the changing demands of consumers.

         WE DEPEND HEAVILY ON TWO MAJOR CUSTOMERS WHO ACCOUNT FOR MORE THAN HALF OF OUR REVENUES; THE LOSS OF EITHER OF THEM WOULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         During 2005, two of our customers, Costco and Wal-Mart (including its subsidiary, Sam's Club), accounted for 45% and 17%, respectively, of total revenues. We currently sell products to eight separate US Costco regions and its international regions which currently make purchasing decisions independently of one another. These regions re-evaluate, on a regular basis, the products carried in their stores. We have no assurance that these Costco regions will continue to offer our products in the future or continue to allocate Monterey Gourmet Foods the same amount of shelf space. Nor do we have assurance that Sam's Club will continue to carry our products. Loss of either of these customers, Costco or Sam's Club, or a significant reduction in sales to either, would have a material adverse effect on our operations.

         THE SUCCESS OF OUR ACQUISITION STRATEGY DEPENDS UPON RETAINING OUR SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES, INCLUDING MANAGEMENT OF ACQUIRED SUBSIDIARIES.

         Our success depends on our ability to retain key executives, and to motivate and retain them and other key employees. Our CEO James Williams and CFO Scott Wheeler joined the Company in 2002 and 2003. We currently have a $500,000 key man insurance policy for Mr. Williams. Part of our acquisition strategy is to maintain the current management of acquired companies and to motivate them appropriately to help recognize and garner synergies and grow their respective companies. The managers of our subsidiaries CIBO, Casual Gourmet, and Sonoma Foods have employment contracts to help insure the growth of these acquisitions. We cannot assure you that key management will remain stable, and significant management turnover could disrupt our operations and adversely affect our business.

         OUR RESULTS ARE AFFECTED BY MARKETING DECISIONS OF OUR GROCERY AND CLUB STORE CHAIN CUSTOMERS THAT ARE BEYOND OUR CONTROL.

         Our future success will depend on many factors, including whether grocery and club store chains will continue to expand the number of their individual stores offering our products and whether allowances and other incentives will expand retail distribution. Expansion into new markets increases the risk of significant product returns resulting from our supply of slower selling items to our customers. In addition, grocery and club store chains continually re-evaluate the products carried in their stores and we cannot assure you that the chains currently offering our products will continue to do so, either in the same measure or at all. Should these channels choose to reduce or eliminate products, we could experience a significant reduction in product sales. We are dependent on the use of slotting allowances and other incentives to expand retail distribution.

         BECAUSE WE ARE A MANUFACTURER OF FOOD PRODUCTS, WE EXPECT THAT OUR QUARTERLY RESULTS WILL BE AFFECTED BY SEASONAL FLUCTUATIONS.

         Our grocery and club store accounts are expected to experience seasonal fluctuations to some extent with a corresponding impact upon quarterly results.

         OUR PRINCIPAL COMPETITORS ARE MUCH LARGER COMPANIES WITH FAR GREATER RESOURCES.

         The refrigerated food products business is dominated by several very large competitors, who have significantly greater resources than we do. These competitors can outspend us and negatively affect our market share and results of operations.

         WE DEPEND UPON COMMON CARRIERS TO SHIP OUR PRODUCTS TO OUR CUSTOMERS; OUR SHIPPING COSTS AND THE DEPENDABILITY OF OUR CARRIERS ARE THEREFORE BEYOND OUR CONTROL.

         We use common carriers to distribute our products. Any disruption in our distribution system or increase in its costs is therefore beyond our control and could have a material adverse impact on our business.

         OUR ENERGY COSTS ARE AGGRAVATED BY OUR CALIFORNIA LOCATION AND BY RECENT NATURAL DISASTERS.

         Because the majority of our operations are located in California, our operating costs are affected by regional increases in electricity and natural gas prices. As a result, our operating results have been affected by the increased cost of energy and, in addition, natural disasters, such as hurricane Katrina, can impact the availability and pricing of energy.

         WE PARTIALLY SELF-INSURE OUR WORKER'S COMPENSATION LIABILITIES FOR OUR CALIFORNIA AND OREGON FACILITIES, AND DO NOT YET HAVE SUFFICIENT HISTORICAL CLAIMS RESOLUTION DATA TO CONFIRM PROJECTED SAVINGS FROM THIS PROGRAM.

         Our California and Oregon locations entered into a partially self-insured worker's compensation program for fiscal year 2003 and have continued the program into 2006. This program features a fixed annual payment, with a deductible on a per occurrence basis. The annual expense consists of a base fee paid to an insurance company to administer the program, direct cash expenses to pay for injuries, an estimate for potential injuries that may have occurred but have not been reported, an estimate by the insurance company of costs to close out each injury, and an estimate for injury development. We have been on this partially self-insured program for three years and therefore have a limited history of claims resolution available to support our specific actuarial projections. Therefore we are using published industry actuarial data from an insurance carrier and reviewing each claim individually to determine the amount of reserves that should be established. Our management believes that our current safety program and safety record will provide the foundation to enable us to realize the premium savings partially self-insured programs are designed to achieve; however, our estimated reserves may vary from our actual future cash outlays.

                        RISK RELATING TO OUR STOCK PRICE

         THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE, BOTH HISTORICALLY AND RECENTLY, AND IS AFFECTED BY OUR ANNOUNCEMENTS OF BOTH EXPECTED AND ACTUAL RESULTS.

         The market price of our common stock has fluctuated substantially since our initial public offering in 1993. Such volatility may be attributable in part to our operating results or to changes in the direction of our expansion efforts. During 2006, our stock price has increased as the result, we believe, of positive earnings results and announcements, and decreased following the announcement of the transaction which led to the sales of shares to the selling stockholders at a per share price below the current market price. In addition, changes in general conditions in the economy, the financial markets or the food industry, natural disasters or other developments affecting us or our competitors, and the perceptions of industry and securities analysts, could cause the market price of our common stock to fluctuate substantially.

         In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies, including Monterey, for reasons sometimes unrelated to the operating performance of these companies. Moreover, any announced shortfall in our net sales or earnings from levels expected by securities analysts or the market could have an immediate and significant adverse effect on the trading price of our common stock in any given period. We may not learn of such shortfalls until late in the fiscal quarter, shortly before operating results are due to be announced. If we were to announce, together or in succession, such an expected shortfall and actual lower than expected quarterly operating results, these announcements could result in an even more immediate and significant adverse impact on the trading price of our common stock.

                       RISK RELATING TO REGULATORY MATTERS

         FOOD PRODUCTION IS HIGHLY REGULATED AT ALL LEVELS OF GOVERNMENT, AND COMPLIANCE FAILURES CAN RESULT IN A RANGE OF PENALTIES AS WELL AS NEGATIVE PUBLICITY.

         Our facilities and products are subject to many laws and regulations administered by the United States Department of Agriculture, the Federal Food and Drug Administration, and other federal, state, local, and foreign governmental agencies relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Failure to comply with the many applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and recalls of our products, and negative publicity.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the resale of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our auditors.

                              SELLING STOCKHOLDERS

         We issued the shares of common stock and warrants exercisable for common stock covered by this prospectus in private placements that closed January 12 and June 27, 2006. The following table sets forth, to our knowledge, certain information about the selling stockholders as of the date of this prospectus. None of the selling stockholders has or has had within the previous three years any position, office or material relationship with us or our affiliates, except for Suekat LLC ("Suekat"). Suekat was the owner of over 75 percent of the membership units of Cibo Naturals, LLC, a Washington state limited liability company which we acquired in several transactions dating originally to January 28, 2004. On January 12, 2006, we acquired the remaining membership units of Cibo Naturals still owned by Suekat for consideration consisting of 300,000 unregistered shares of our common stock. In connection with that transaction, we agreed to piggyback registration rights which Suekat has elected to exercise in connection with the present offering. Neither Suekat nor any of its members or managers has any current relationship with our company or any of its subsidiaries.

         We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority may be shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.

---------------------------------------------------------------------------------------------------------------------------------

                                                             NUMBER OF SHARES            NUMBER OF             NUMBER OF SHARES
                                                             OF COMMON STOCK             SHARES OF             OF COMMON STOCK
                                                            BENEFICIALLY OWNED          COMMON STOCK          BENEFICIALLY OWNED
    NAME OF SELLING STOCKHOLDER                              PRIOR TO OFFERING          BEING OFFERED           AFTER OFFERING
-----------------------------------------------------      --------------------     --------------------     --------------------
Highbridge International LLC (1)                                      1,185,900                1,131,000                   54,900
-----------------------------------------------------      --------------------     --------------------     --------------------
SF Capital Partners Ltd (2)                                             390,000                  390,000                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Hudson Bay Fund LP (3)                                                  204,382                  204,382                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Hudson Bay Overseas Fund Ltd (4)                                         42,618                   42,618                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Winslow Hedge Fund, L.P. (5)                                            247,000                  247,000                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Iroquois Master Fund Ltd (6)                                            344,500                  344,500                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
CAMOFI Master LDC (7)                                                   195,000                  195,000                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Enable Growth Partners LP (8)                                           121,875                  121,875                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Enable Opportunity Partners LP (9)                                       24,375                   24,375                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Pierce Diversified Strategy Master Fund LLC Ena (10)                     16,250                   16,250                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Straus Partners, LP (11)                                                 27,625                   27,625                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Straus-GEPT Partners, LP (12)                                            27,625                   27,625                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Diamond Opportunity Fund, LLC (13)                                       53,950                   53,950                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Suekat LLC                                                              300,000                  300,000                      -0-
-----------------------------------------------------      --------------------     --------------------     --------------------
Total                                                                 3,181,100                3,126,200                   54,900
-----------------------------------------------------      --------------------     --------------------     --------------------

(1) Includes 261,000 shares underlying warrants. The number in the first column includes 52,100 shares acquired in open market purchases, the resale of which is not covered by this prospectus. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment direction over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by Highbridge International LLC.

(2) Includes 90,000 shares underlying warrants. Michael A. Roth and Brian J. Stark have sole voting and investment control over the securities held by SF Capital Partners Ltd. but disclaim beneficial ownership of such securities.

(3) includes 47,165 shares underlying warrants. Yoav Roth and John Doscas share voting and investment power over these securities. Both Yoav Roth and John Doscas disclaim beneficial ownership of the securities held by Hudson Bay Fund LP.

(4) Includes 9,835 shares underlying warrants. Yoav Roth and John Doscas share voting and investment power over these securities. Both Yoav Roth and John Doscas disclaim beneficial ownership of the securities held by Hudson Bay Overseas Fund Ltd.

(5) Includes 57,000 shares underlying warrants. Jackson W. Robinson has voting control and investment decision over the securities held by Winslow Hedge Fund, L.P., and disclaims beneficial ownership of such securities.

(6) Includes 79,500 shares underlying warrants. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of such securities.

(7) Includes 45,000 shares underlying warrants. Richard Smithline has voting and investment control over the shares held by CAMOFI Master LDC. Mr. Smithline disclaims beneficial ownership of such securities.

(8) Includes 28,125 shares underlying warrants. Mitch Levine is managing partner of Enable Growth Partners LP and exercises voting and investment control over the shares held by Enable Growth Partners LP. Mr. Levine disclaims beneficial ownership of such securities.

(9) Includes 5,625 shares underlying warrants. Mitch Levine is managing partner of Enable Opportunity Partners LP and exercises voting and investment control over the shares held by Enable Opportunity Partners LP. Mr. Levine disclaims beneficial ownership of such securities.

(10) Includes 3,750 shares underlying warrants. Mitch Levine is managing partner of Pierce Diversified Strategy Master Fund LLC Ena and exercises voting and investment control over the shares held by Pierce Diversified Strategy Master Fund LLC Ena. Mr. Levine disclaims beneficial ownership of such securities.

(11) Includes 6,375 shares underlying warrants. Melville Straus has voting and investment control over the shares held by Straus Partners, LP and disclaims beneficial ownership of such securities.

(12) Includes 6,375 shares underlying warrants. Melville Straus has voting and investment control over the shares held by Straus-GEPT Partners, LP and disclaims beneficial ownership of such securities.

(13) Includes 12,450 shares underlying warrants. David Hokin, Rob Rubin and Richard Marks, in their respective capacity as manager and managing Directors of Diamond Opportunity Fund, LLC, have shared voting and investment control over the shares held by Diamond Opportunity Fund, LLC. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of such securities.


                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o   privately negotiated transactions;

     o to cover short sales made after the date that this registration statement is declared effective by the Commission;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling stockholder and of the participating broker-dealer(s);

     o   the number of shares involved;

     o   the price at which such shares of our common stock were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o   other facts material to the transaction.

In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

         The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities such selling stockholder had no agreements, plans or understandings, directly or indirectly, with any person to distribute any such securities.

         We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock registered under this registration statement, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Shapiro, Buchman, Provine & Patton LLP, Walnut Creek, California.

                                     EXPERTS

         The financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1050, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov and on our web site at http://montereygourmetfoods.com .

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

         (1)      Our Annual Report on Form 10-K for the year ended December 31,
                  2005.

         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

         (2)-(8) Our Current Reports on Form 8-K filed on January 18, January 23, February 23, March 9, April 25, June 13 and June 28, 2006.

         (9) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

         (10) The description of the securities contained our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

         Monterey Gourmet Foods, Inc.
         1528 Moffett Street
         Salinas, CA 93950
         Attention:   Scott S. Wheeler
                      Secretary and Chief Financial Officer
         Telephone:   (831) 753-6262

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Monterey Gourmet Foods (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown except the Securities and Exchange Commission registration fee and Nasdaq(TM) listing fee are estimates and are subject to future contingencies.

Filing Fee--Securities and Exchange Commission                $   1,639.07
Listing Fee - Nasdaq(TM)                                      $     21,740 (1)
Legal fees and expenses                                       $     12,000
Accounting fees and expenses                                  $      7,000
Miscellaneous expenses                                        $     620.93
                                                              ------------
   Total Expenses                                             $     43,000
                                                              ============

(1) The Nasdaq(TM) listing fee is based on the number of shares outstanding; hence, no fee will be payable with respect to the shares underlying the warrants issued to the selling stockholders unless the warrants are exercised. If all warrants are exercised, the amount of the additional fee would be $6,522.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Monterey Gourmet Foods, Inc. has included such a provision in its Certificate of Incorporation.

         Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article X of Monterey's Certificate of Incorporation provides that no director or officer of Monterey shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Monterey has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS.

EXHIBIT NUMBER                       DESCRIPTION
---------------   --------------------------------------------------------------

    4.1 Specimen Certificate for shares of common stock, $0.001 par value, of Monterey Gourmet Foods, Inc.

    5.1           Opinion of Shapiro, Buchman, Provine & Patton LLP.

   23.1           Consent of BDO Seidman LLP, Independent Registered Public
                  Accounting Firm.

   23.2           Consent of Shapiro, Buchman, Provine & Patton LLP, included in
                  Exhibit 5.1 filed herewith.

   24.1           Power of Attorney (See page II-4 of this Registration
                  Statement).


ITEM 17.  UNDERTAKINGS.

         ITEM 512(a) OF REGULATION S-K: The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         ITEM 512(b) OF REGULATION S-K: The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         ITEM 512(h) OF REGULATION S-K: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salinas, State of California, on July 18, 2006.


                                       MONTEREY GOURMET FOODS, INC.

                                       By:  /s/ JAMES M. WILLIAMS
                                            ------------------------------------
                                            James M. Williams
                                            President & Chief Executive Officer


                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of Monterey Gourmet Foods, Inc., hereby severally constitute and appoint James M. Williams and Scott S. Wheeler, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Monterey Gourmet Foods, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                   TITLE                                 DATE
       ---------                                   -----                                 ----

/s/ JAMES M. WILLIAMS             President, Chief Executive Officer and Director     July 18, 2006
---------------------------       (Principal Executive Officer)
James M. Williams


/s/ SCOTT S. WHEELER              Secretary, Chief Financial                          July 18, 2006
---------------------------       Officer and Director (Principal Financial Officer)
Scott S. Wheeler


/s/ CHARLES B. BONNER             Director                                            July 18, 2006
---------------------------
Charles B. Bonner


/s/ F. CHRISTOPHER CRUGER         Director                                            July 18, 2006
---------------------------
F. Christopher Cruger.


/s/ JOHN H. McGARVEY              Director                                            July 18, 2006
---------------------------
John H. McGarvey


/s/ WALTER L. HENNING             Director                                            July 18, 2006
---------------------------
Walter L. Henning


/s/ MICHAEL P. SCHALL             Director                                            July 18, 2006
---------------------------
Michael P. Schall


/s/ VAN TUNSTALL                  Chairman of the Board                               July 18, 2006
---------------------------
Van Tunstall


/s/ JAMES WONG                    Director                                            July 18, 2006
---------------------------
James Wong

                                  EXHIBIT INDEX

  EXHIBIT
   NUMBER                            DESCRIPTION
------------  ------------------------------------------------------------------
    4.1 Specimen Certificate for shares of common stock, $0.001 par value, of Monterey Gourmet Foods, Inc.

    5.1           Opinion of Shapiro, Buchman, Provine & Patton LLP.

   23.1           Consent of BDO Seidman LLP, Independent Registered Public
                  Accounting Firm.

   23.2           Consent of Shapiro, Buchman, Provine & Patton LLP, included in
                  Exhibit 5.1 filed herewith.

   24.1           Power of Attorney (See page II-4 of this Registration
                  Statement).